Exhibit 10.2
MAXLINEAR, INC.
5966 La Place Court, Suite 100
Carlsbad, CA 92008

February 11, 2016

To: Connie Kwong
Re: Promotion

Dear Connie,

You are an important member of our Maxlinear global team and we value your skills and efforts in making us a strong competitor in our industry. We would like to congratulate you on your promotion to Corporate Controller and Principal Accounting Officer with a salary increase to $190,000 annually. In this position will be considered a "section 16" officer of the company. Your annual discretionary bonus 2016 will be targeted at 30% of base salary. These changes will be effective February 15, 2016.

In addition, we have requested that the board approve a grant of 10,000 RSUs at the next board meeting February 2016. This equity related compensation will be subject to the terms and conditions of the 2010 Equity Incentive Plan and the form of agreement approved by the Board.

Subject to Participant's continuing to be a Service Provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, the Restricted Stock Units subject to the Award will vest as follows: 1/16th of the Restricted Stock Units will vest on February 20, 2016, and 1/16th of the Restricted Stock Units subject will vest on each February 20, May 20, August 20, and November 20 thereafter, such that the Award will be fully vested on August 20, 2019. The Company generally structures RSU vesting to ensure that the vesting dates occur during an open trading window under the Company's Insider Trading Policy. However, the Company cannot provide any assurance that the trading window will be open when RSUs vest as the Company may close the trading window at any time if it determines appropriate. In addition, the grant of equity awards and subsequent vesting will not confer any additional right to continued vesting or employment or modify in any way the "at will" status of the employment relationship.

Official RSU documents will be sent to you under separate cover in the weeks to come. Congratulations and thank you for your hard work!

Sincerely,

Adam Spice
Chief Financial Officer

Employee Acknowledgment

I have read and acknowledge by my signature below that I understand the contents of this notice.

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